Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.03

Tonix Pharmaceuticals Announces that Results from a Preclinical Study of TNX-1900 are
Posted at the AAN Sports Concussion Virtual Conference

NEW YORK, August 4, 2020 - Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company, today announced that preclinical results of TNX-1900 (oxytocin solution for intranasal delivery) are posted at the American Academy of Neurology’s first-ever Sports Concussion Conference. The research was sponsored by Trigemina, Inc. In June 2020 Tonix acquired the assets of Trigemina, including certain rights to the data described in the presentation. The virtual meeting was held July 31, 2020 and August 1, 2020. The presentation can be found on the Scientific Presentations page of Tonix’s website.

The presentation, titled “Intranasal (IN) Oxytocin Relieves Pain and Depressive Behavior in a Rodent Model of Mild Traumatic Brain Injury (TBI),” includes data from a preclinical study which investigated the efficacy of intranasal oxytocin in relieving pain and associated depressive behavior following traumatic brain injury. The data show that intranasal oxytocin, but not intravenous oxytocin or vehicle, attenuated both reactive and spontaneous pain following mild traumatic brain injury in an animal model. Intranasal oxytocin was also shown to attenuate post-traumatic brain injury depressive and anxiety behaviors in the same animal model. These effects were blocked by the oxytocin receptor antagonist, Atosiban, indicating the effects of intranasal oxytocin were mediated by oxytocin receptors. Intranasal oxytocin was shown to result in high concentrations of oxytocin primarily in the trigeminal ganglia.

“The preclinical data that we have seen to date show that intranasal oxytocin has the potential to be a treatment for pain and depressive behavior associated with traumatic brain injury headaches and post-concussion syndrome,” said Seth Lederman, M.D., Chief Executive Officer of Tonix.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing small molecules and biologics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is primarily composed of central nervous system (CNS) and immunology product candidates. The immunology portfolio includes vaccines to prevent infectious diseases and biologics to address immunosuppression, cancer and autoimmune diseases. The CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead vaccine candidate, TNX-1800*, is a live replicating vaccine based on the horsepox viral vector platform to protect against COVID-19, primarily by eliciting a T cell response. Tonix expects data from animal studies of TNX-1800 in the fourth quarter of this year. TNX-801*, live horsepox virus vaccine for percutaneous administration, is in development to protect against smallpox and monkeypox and serves as the vector platform on which TNX-1800 is based. Tonix is also developing TNX-2300*, a second live replicating vaccine candidate for the prevention of COVID-19, but using bovine parainfluenza as the vector. Tonix’s lead CNS candidate, TNX-102 SL**, is in Phase 3 development for the management of fibromyalgia. The Company expects results from an unblinded interim analysis in September 2020 and topline data in the fourth quarter of 2020.  TNX-102 SL is also in development for agitation in Alzheimer’s disease and alcohol use disorder (AUD). The agitation in Alzheimer’s disease program is Phase 2 ready with FDA Fast Track designation, and the development program for AUD is in the pre-Investigational New Drug (IND) application stage. Tonix‘s programs for treating addiction conditions also include TNX-1300* (T172R/G173Q double-mutant cocaine esterase 200 mg, i.v. solution), which is in Phase 2 development for the treatment of life-threatening cocaine intoxication and has FDA Breakthrough Therapy designation. TNX-601 CR** (tianeptine oxalate controlled-release tablets) is another CNS program, currently in Phase 1 development as a daytime treatment for depression while TNX-1900**, intranasal oxytocin, is in development as a non-addictive treatment for migraine and cranio-facial pain. Tonix’s preclinical pipeline includes TNX-1600** (triple reuptake inhibitor) , a new molecular entity being developed as a treatment for PTSD; TNX-1500* (anti-CD154), a monoclonal antibody being developed to prevent and treat organ transplant rejection and autoimmune conditions; and TNX-1700* (rTFF2), a biologic being developed to treat gastric and pancreatic cancers.

*TNX-1800, TNX-801, TNX-2300, TNX-1300, TNX-1500 and TNX-1700 are investigational new biologics and have not been approved for any indication.

**TNX-102 SL, TNX-601 CR, TNX-1600 and TNX-1900 are investigational new drugs and have not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2020, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 688-9421

Travis Kruse (media)
Russo Partners
travis.kruse@russopartnersllc.com

(212) 845-4272

Peter Vozzo (investors)
Westwicke
peter.vozzo@westwicke.com

(443) 213-0505